Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated May 4, 2009 relating to the financial statements of Suntech Power Holdings Co., Ltd. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs relating to the Company’s adoption of new accounting standards) and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 20-F of the Company for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
May 21, 2009